Exhibit 10.4

Energizer Holdings, Inc. Equity Incentive Plan

I. General Provisions

A.	Purpose of Plan

The purpose of the Energizer Holdings, Inc. Equity Incentive Plan (the “Plan”) is to enhance the profitability and value of the Company for the benefit of its shareholders by providing for stock options and other stock awards to attract, retain and motivate officers and other key employees who make important contributions to the success of the Company, and to provide equity-linked compensation for directors. In addition, the Plan permits the issuance of Awards in a partial or full substitution for certain awards relating to shares of the common stock of the Parent immediately prior to the spin-off of the Company by the Parent.

B.	Definitions of Terms as Used in the Plan

“Affiliate” shall mean any entity in an unbroken chain of entities beginning with the Company if, at the time of the granting of an Award, each of the entities other than the last entity in the unbroken chain owns stock (or beneficial ownership for non-corporate entities) possessing 50 percent or more of the total combined voting power of all classes of stock (or beneficial ownership for non-corporate entities) in one of the other entities in such chain.

“Award” shall mean an Option or any Other Stock Award granted under the terms of the Plan, which shall include such agreements, including but not limited to, non-competition provisions, as determined in the sole discretion of the Committee.

“Award Agreement” shall mean the written or electronic document(s) evidencing an Award granted under the Plan.

“Board” shall mean the Board of Directors of the Company.

“Change of Control” shall mean either of the following, provided that the following constitutes a “change in the ownership” of the Company or “change in the ownership of a substantial portion of the Company’s assets” within the meaning of Code Section 409A:

(i)	The acquisition by one person, or more than one person acting as a group, of ownership of stock (including Common Stock) of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company. Notwithstanding the above, if any person or more than one person acting as a group, is considered to own more than 50% of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons will not constitute a Change of Control; or

(ii)	A majority of the members of the Company’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors before the date of the appointment or election.

Persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations and other guidance promulgated thereunder.

“Committee” shall mean the Nominating and Executive Compensation Committee of the Board, or any successor committee the Board may designate to administer the Plan, provided such Committee consists of two or more individuals. Each member of the Committee shall be (i) an “outside director” within the meaning of Section 162(m) of the Code and (ii) a “Non-Employee Director” within the meaning of Rule 16b-3 under the Exchange Act, or otherwise qualified to administer the Plan as contemplated by that Rule or any successor Rule under the Exchange Act.

“Common Stock” shall mean Energizer Holdings, Inc. $.01 par value Common Stock or common stock of the Company outstanding upon the reclassification of the Common Stock or any other class or series of common stock, including, without limitation, by means of any stock split, stock dividend, creation of targeted stock, spin-off or other distributions of stock in respect of stock, or any reverse stock split, or by reason of any recapitalization, merger or consolidation of the Company.

“Company” shall mean Energizer Holdings, Inc. a Missouri corporation, or any successor to all or substantially all of its business by merger, consolidation, purchase of assets or otherwise.

“Competition” shall mean, directly or indirectly, owning, managing, operating, controlling, being employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or rendering services to any person, firm, corporation or other entity, in whatever form, engaged in any business of the same type as any business in which the Company or its Affiliates is engaged or in which they have proposed to be engaged in and in which the recipient of an Award has been involved to any extent (on other than a de minimus basis) at any time during the previous one (1) year period, in any locale of any country in which the Company or its Affiliates conducts business. Competition shall not include owning not more than one percent of the total shares of all classes of stock outstanding of any publicly held entity engaged in such business.

“Corporate Officer” shall mean any President, Chief Executive Officer, Corporate Vice President, Controller, Secretary or Treasurer of the Company, and any other officers designated as corporate officers by the Board.

“Director” shall mean any member of the Board.

“Employee” shall mean any person who is employed by the Company or an Affiliate, including Corporate Officers.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Fair Market Value” of the Common Stock shall mean the closing price as reported on the Composite Tape of the New York Stock Exchange, Inc. on the date that such Fair Market Value is to be determined, or if no shares were traded on the determination date, the immediately following next day on which the Common Stock is traded, or the fair market value as determined by any other method that may be required in order to comply with or to conform to the requirements of applicable laws or regulations.

“Incentive Stock Options” shall mean Options that qualify as such under Section 422 of the Code.

“Non-Qualified Stock Options” shall mean Options that do not qualify as Incentive Stock Options.

“Option” shall mean the right, granted under the Plan, to purchase a specified number of shares of Common Stock, at a fixed price for a specified period of time.

“Other Stock Award” shall mean any Award granted under Section III of the Plan.

“Parent” shall mean Edgewell Personal Care Company (formerly known as Energizer Holdings, Inc. prior to the effective date of the Spin-Off) or any successor to all or substantially all of its business by merger, consolidation, purchase of assets or otherwise.

“Restricted Equivalent Award” shall mean a right granted under the terms of the Plan to receive shares of Common Stock or cash equal to either (i) a set number of shares of Common Stock or (ii) a number of shares of Common Stock determined under a formula or other criteria, as of specified vesting and/or payment dates. By way of example, Restricted Equivalent Awards may include “market stock units”, which involve a grant of Restricted Stock Equivalents, the number of which are paid as of the vesting and/or payment date based on (a) the passage of a certain prescribed period of time; or (b) the performance of the Common Stock Fair Market Value over the performance period.

“Restricted Stock Award” shall mean an Award of shares of Common Stock on which are imposed restrictions on transferability or other shareholder rights, including, but not limited to, restrictions which subject such Award to a “substantial risk of forfeiture” as defined in Section 83 of the Code.

“Spin-Off” shall mean the distribution to the holders of the Parent common stock of the outstanding shares of the Company’s common stock owned by the Parent.

“Stock Appreciation Right” shall mean a right granted under the terms of the Plan to receive an amount equal to the excess of the Fair Market Value of one share of Common Stock as of the date of exercise of the Stock Appreciation Right over the price per share of Common Stock specified in the Award Agreement of which it is a part.

“Termination for Cause” shall mean an Employee’s termination of employment with the Company or an Affiliate because of the Employee’s willful engaging in gross misconduct that materially injures the Company (as determined in good faith by the Committee), or the Employee’s conviction of a felony or a plea of nolo contendere to such a crime, provided, however, that a Termination for Cause shall not include termination attributable to (i) poor work performance, bad judgment or negligence on the part of the Employee, (ii) an act or omission believed by the Employee in good faith to have been in or not opposed to the best interests of the Company and reasonably believed by the Employee to be lawful, or (iii) the good faith conduct of the Employee in connection with a change of control of the Company (including opposition to or support of such change of control).

C.	Scope of Plan and Eligibility

Any Employee selected by the Committee, any member of the Board, and consultants and advisors to the Company or an Affiliate selected by the Committee shall be eligible for any Award contemplated under the Plan.

D.	Authorization and Reservation

1. The Company shall establish a reserve of authorized shares of Common Stock in the amount of 10,000,000 shares. This reserve shall represent the total number of shares of Common Stock that may be presently issued pursuant to Awards, subject to the last sentence of this Section I.D.1. and Section I.D.2. below. The reserves may consist of authorized but unissued shares of Common Stock or of reacquired shares, or both. Awards other than Options and Stock Appreciation Rights will be counted against the reserve in a 2-to-1 ratio.

2. Upon the forfeiture or expiration of an Award, all shares of Common Stock not issued thereunder shall become available for the granting of additional Awards. Awards under the Plan which are payable in cash will not be counted against the reserve unless actual payment is made in shares of Common Stock instead of cash.

3. Shares of Common Stock tendered as full or partial payment upon exercise of Options or Stock Appreciation Rights granted under the Plan, shares of Common Stock reserved for issuance upon grants of Stock Appreciation Rights (to the extent the number of reserved shares exceeds the number of shares actually issued upon exercise of the Stock Appreciation Rights), and shares of Common Stock withheld by, or otherwise remitted to, the Company to satisfy an Employee’s tax withholding obligations with respect to Awards under the Plan shall not become available for the granting of additional Awards under the Plan.

4. The following will not be applied to the share limitations of subsection 1 above: (i) dividends or dividend equivalents paid in cash in connection with outstanding Awards, (ii) any shares of Common Stock subject to an Award under the Plan which Award is forfeited, cancelled, terminated, expires or lapses for any reason, and (iii) shares of Common Stock and any Awards that are granted through the settlement, assumption, or substitution of outstanding awards previously granted, or through obligations to grant future awards, as a result of a merger, consolidation, spin-off or acquisition of the employing company with or by the Company. If an Award is to be settled in cash, the number of shares of Common Stock on which the Award is based shall not count toward the share limitations of subsection 1.

5. No fractional shares of Common Stock may be issued under this Plan. Fractional shares of Common Stock will be rounded down to the nearest whole share of Common Stock.

6. No more than 10,000,000 shares of Common Stock may be granted as Incentive Stock Options under the Plan.

E.	Grant of Awards and Administration of the Plan

1. The Committee (or, in the Board’s sole discretion or in the absence of the Committee, the Board) shall determine those Employees eligible to receive Awards and the amount, type and terms of each Award, subject to the provisions of the Plan. The Board shall determine the amount, type and terms of each Award to a Director in his or her capacity as a Director, subject to the provisions of the Plan. In making any determinations under the Plan, the Committee or the Board, as the case may be, shall be entitled to rely on reports, opinions or statements of officers or employees of the Company, as well as those of counsel, public accountants and other professional or expert persons. Any such report, opinions or statements may take into account Award grant practices, including the rate of grant of Awards and any performance criteria related to such awards, at publicly traded or privately held corporations that are similar to or are industry peers with the Company. All determinations, interpretations and other decisions under or with respect to the Plan or any Award by the Committee or the Board, as the case may be, shall be final, conclusive and binding upon all parties, including without limitation, the Company, any Employee or Director, and any other person with rights to any Award under the Plan, and no member of the Board or the Committee shall be subject to individual liability with respect to the Plan.

2. The Committee (or, in the Board’s sole discretion or in the absence of the Committee, the Board) shall administer the Plan and, in connection therewith, it shall have full power and discretionary authority to construe and interpret the Plan, establish rules and regulations and perform all other acts it believes reasonable and proper, including the power to delegate responsibility to others to assist it in administering the Plan, to the extent permitted by applicable laws, and the power to adopt sub-plans or establish special rules for grants to individuals outside the U.S., as further described in Sections VI.Q, R and S. To the extent, however, that such construction and interpretation or establishment of rules and regulations relates to or affects any Awards granted to a Director in his or her capacity as a Director, the Board must ratify such construction, interpretation or establishment.

3. The Committee, or if no Committee has been appointed, the Board, may delegate administration of the Plan to a committee or committees of one or more members of the Board, and the term “Committee” shall apply to any person or persons to whom such authority has been delegated. The Committee shall have the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board or the Committee shall thereafter be to the committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish, suspend or supersede the Committee at any time and revest in the Board the administration of the Plan. The members of the Committee shall be appointed by and serve at the pleasure of the Board. From time to time, the Board may increase or decrease the size of the Committee, add additional members to, remove members (with or without cause) from, appoint new members in substitution therefor, and fill vacancies, however, caused, in the Committee. Subject to the limitations prescribed by the Plan and the Board, the Committee may establish and follow such rules and regulations for the conduct of its business as it may determine to be advisable. Any authority granted to the Committee may also be exercised by the Board or another committee of the Board, except to the extent that the grant or exercise of such authority would cause any Award intended to qualify for favorable treatment under Section 162(m) of the Code to cease to qualify for the favorable treatment under Section 162(m) of the Code. To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control. Without limiting the generality of the foregoing, to the extent the Board has delegated any authority under this Plan to another committee of the Board, such authority shall not be exercised by the Committee unless expressly permitted by the Board in connection with such delegation.

4. During the term of the Plan, the aggregate number of shares of Common Stock that may be the subject of performance-based Awards (as defined in Section 162(m) of the Code) that may be granted to an Employee or Director during any one fiscal year may not exceed 1,000,000. The maximum number of shares with regard to which Options and Stock Appreciation Rights may be granted to any individual during any one fiscal year is 1,000,000. These amounts are subject to adjustment as provided in Section VI. F. below. The maximum annual cash award that may be the subject of performance-based Awards that may be granted to an Employee or Director during any one fiscal year under this Plan (but not including any other plan) may not exceed $20,000,000. Awards granted in a fiscal year but cancelled during that same year will continue to be applied against the annual limit for that year, despite cancellation.

5. Awards granted under the Plan shall be evidenced in the manner prescribed by the Committee from time to time pursuant to an Award Agreement. The Committee may require that a recipient execute and deliver, through written or electronic means, his or her acceptance of the Award.

6. The Committee may, in its discretion, include provisions in an Award Agreement to address treatment of an Award in the event of a Change of Control, which may include, by way of example, 100% vesting, lapse of restrictions or deemed achievement of performance goals. In addition, in the event of a Change in Control, an Award may be treated, to the extent determined by the Committee to be both appropriate and permitted under Section 409A of the Code, in accordance with one of the following methods as determined by the Committee in its sole discretion: (i) upon at least ten days’ advance notice to the affected persons, cancel any outstanding Awards and pay to the holders thereof, in cash or stock, or any combination thereof, the value of such Awards based upon the price per share received or to be received by other shareholders of the Company in the event; or (ii) provide for the assumption of or the issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected Awards previously granted under the Plan, as determined by the Committee in its sole discretion. In the case of any Option or Stock Appreciation Right with an exercise price that equals or exceeds the price paid for a share in connection with the Change in Control, the Committee may cancel the Option or Stock Appreciation Right without the payment of consideration therefor.

II. Stock Options

A.	Description

The Committee may grant Incentive Stock Options and/or Non-Qualified Stock Options to Employees eligible to receive Awards under the Plan. The Board may grant Non-Qualified Stock Options to Directors under the Plan.

B.	Terms and Conditions

1. Each Option shall have such terms and conditions as the Committee, or in the case of Awards granted to Directors, the Board, may determine, subject to the provisions of the Plan.

2. The option price of shares of Common Stock subject to any Option shall not be less than the Fair Market Value of the Common Stock on the date that the Option is granted.

3. The Committee, or in the case of Awards granted to Directors, the Board, shall determine the vesting schedules and the terms, conditions and limitations governing exercisability of Options granted under the Plan. Unless accelerated in accordance with its terms, an Option may not be exercised until a period of at least one year has elapsed from the date of grant, and the term of any Option granted hereunder shall not exceed ten years.

4. The purchase price of any shares of Common Stock pursuant to exercise of any Option must be paid in full upon such exercise. The payment shall be made in cash, in United States dollars, by tendering shares of Common Stock owned by the Employee or Director (or the person exercising the Option), through Net Exercise or Swap Exercise, each as described below, or any other means approved by the Committee prior to the date such Option is exercised.

Subject to any additional tax withholding provided for in Section VI.H., any individual electing a Net Exercise of an Option shall receive upon such net exercise a number of shares of Common Stock equal to the aggregate number shares of Common Stock being purchased upon exercise less the number of shares of Common Stock having a Fair Market Value equal to the aggregate purchase price of the shares of Common Stock as to which the Non-Qualified Stock Option is being exercised.

Subject to any additional tax withholding provided for in Section VI.H., any individual electing a Swap Exercise shall pay the purchase price of the Option by tendering shares of Common Stock owned by such individual prior to exercising the Option with a Fair Market Value equal to the exercise of the Option.

5. The terms and conditions of any Incentive Stock Options granted hereunder shall be subject to and shall be designed to comply with, the provisions of Section 422 of the Code, and any other administrative procedures adopted by the Committee from time to time. Incentive Stock Options may not be granted to any person who is not an Employee at the time of grant. To the extent that the aggregate Fair Market Value (determined at the time an Incentive Stock Option is granted) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by an Optionee during any calendar year under all incentive stock option plans of the Company exceeds $100,000, the Options in excess of such limit shall be treated as Non-Qualified Stock Options. If, at the time an Incentive Stock Option is granted, the Employee recipient owns (after application of the rules contained in Section 424(d) of the Code, or its successor provision) shares of Common Stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company or its subsidiaries, (a) the option price for such Incentive Stock Option shall be at least 110% of the Fair Market Value of the shares of Common Stock subject to such Incentive Stock Option on the date of grant and (b) such Option shall not be exercisable after the date five years from the date such Incentive Stock Option is granted.

III. Other Stock Award

In addition to Options, the Committee or, in the case of Awards granted to Directors, the Board, may grant Other Stock Awards payable in Common Stock or cash, upon such terms and conditions as the Committee or Board may determine, subject to the provisions of the Plan. Other Stock Awards may include, but are not limited to, the following types of Awards:

A.	Restricted Stock Awards and Restricted Stock Equivalents

1. The Committee or, in the case of Awards granted to a Director in his or her capacity as Director, the Board, may grant Restricted Stock Awards, each of which consists of a grant of shares of Common Stock, or Restricted Stock Equivalents, each of which is the right to receive shares of Common Stock upon vesting at the end of a specified restricted period. The terms and conditions applicable to such an Award shall be set forth in an Award Agreement.

2. The shares of Common Stock granted will be restricted and may not be sold, pledged, transferred or otherwise disposed of until the lapse or release of restrictions in accordance with the terms of the Award Agreement and the Plan. Prior to the lapse or release of restrictions, all shares of Common Stock which are the subject of a Restricted Stock Award are subject to forfeiture in accordance with Section IV of the Plan. During the restricted period, Restricted Stock may not be sold, assigned, transferred or otherwise disposed of, or mortgaged, pledged or otherwise encumbered. In order to enforce the limitations imposed upon the Restricted Stock Awards, the Committee may (A) cause a legend or legends to be placed on any certificates evidencing such Restricted Stock, and/or (B) cause “stop transfer” instructions to be issued, as it deems necessary or appropriate.

3. Restricted Stock Equivalents that become payable in accordance with their terms and conditions shall be settled in cash, shares of Common Stock, or a combination of cash and shares, as determined by the Committee and set forth in an Award Agreement. Any person who holds Restricted Stock Equivalents shall have no ownership interest in the shares of Common Stock to which the Restricted Stock Equivalents relate unless and until payment with respect to such Restricted Stock Equivalents is actually made in shares of Common Stock. The payment date shall be as soon as practicable after the earliest of (A) any vesting date that can be pre-determined at grant under the terms of an Award Agreement, and (B) the occurrence date of an applicable vesting event specified in the applicable Award Agreement. Restricted Stock Equivalents may not be sold, assigned or transferred during the restricted period.

4. Unless otherwise determined by the Committee as set forth in an Award Agreement, on the date all restrictions lapse or are released so that a Restricted Stock Award or Restricted Stock Equivalents vest and/or become payable, the Company shall pay the recipient or his or her beneficiary an amount equal to the amount of cash dividends, if any, that would have been paid to him or her between the date of grant of such Award and such vesting and/or payment date had vested shares of Common Stock been issued to the recipient in lieu of the Restricted Stock Award or Restricted Stock Equivalents that so vested and/or became payable. Such amounts shall be paid in a single lump sum as soon as practicable following such vesting and/or payment date, but in no event later than the 15th day of the third month following the end of the calendar year in which such date occurs. No interest shall be included in the calculation of such additional cash payment. In no event will dividends or dividend equivalents be paid with respect to any Award which does not vest and/or meet its performance goals. Therefore, dividends and dividend equivalents shall be paid only on vested Restricted Stock Awards or Restricted Stock Equivalents.

B.	Stock Related Deferred Compensation

The Committee may, in its discretion, permit the deferral of payment of an Employee’s cash bonus, other cash compensation or an Award to a Participant under this Plan in the form of either Common Stock or Common Stock equivalents (with each such equivalent corresponding to a share of Common Stock), under such terms and conditions as the Committee may prescribe in the Award Agreement relating thereto or a separate election form made available to such Participant, including the terms of any deferred compensation plan under which such Common Stock equivalents may be granted. In addition, the Committee may, in any fiscal year, provide for an additional matching deferral to be credited to an Employee’s account under such deferred compensation plans. The Committee may also permit hypothetical account balances of other cash or mutual fund equivalents maintained pursuant to such deferred compensation plans to be converted, at the discretion of the participant, into the form of Common Stock equivalents, or to permit Common Stock equivalents to be converted into account balances of such other cash or mutual fund equivalents, upon the terms set forth in such plans as well as such other terms and conditions as the Committee may, in its discretion, determine. The Committee may, in its discretion, determine whether any deferral in the form of Common Stock equivalents, including deferrals under the terms of any deferred compensation plans of the Company, shall be paid on distribution in the form of cash or in shares of Common Stock. To the extent Code Section 409A is applicable, all actions pursuant to this Section III.B. must satisfy the requirements of Code Section 409A and the regulations and guidance thereunder, including but not limited to the following:

1. A Participant’s election to defer must be filed at such time as designated by the Committee, but in no event later than the December 31 preceding the first day of the calendar year in which the services are performed which relate to the compensation or Award being deferred. An election may not be revoked or modified after such December 31. However, notwithstanding the previous two sentences, if the compensation or Award is subject to a forfeiture condition requiring the Participant’s continued services for a period of at least 12 months from the date the Participant obtains the legally binding right to the compensation or Award, the Committee may permit a Participant to file an election on or before the 30th day after the Participant obtains the legally binding right to the compensation or Award, provided that the election is filed at least 12 months in advance of the earliest date at which the forfeiture condition could lapse.

2. A Participant’s election to defer must include the time and form of payment, within the parameters made available by the Committee, and such timing of payment must comply with the permitted payment events under Code Section 409A.

3. If payment is triggered due to the Participant’s termination of employment or separation from service, such termination or separation must be a “separation from service” within the meaning of Code Section 409A, and, for purposes of any such provision of this Plan or an election, references to a “termination,” “termination of employment” or like terms shall mean such a separation from service. The determination of whether and when a separation from service has occurred for purposes of this Agreement shall be made in accordance with the presumptions set forth in Section 1.409A-1(h) of the Treasury Regulations, unless the Committee has established other rules in accordance with the requirements of Code Section 409A. If payment is made due to a

Participant’s separation from service, and if at the time of the Participant’s separation from service, he or she is a “specified employee,” within the meaning of Code Section 409A, then to the extent any payment or benefit that the Participant becomes entitled to under this provision on account of such separation from service would be considered nonqualified deferred compensation under Code Section 409A, such payment or benefit shall be paid or provided at the date which is the earlier of (i) six (6) months and one day after such separation from service, and (ii) the date of the Participant’s death (the “Delay Period”). All payments and benefits delayed pursuant to this provision shall be paid in a lump sum upon expiration of the Delay Period.

C.	Stock Appreciation Rights

The Committee, or in the case of Awards granted to Directors, the Board, may, in its discretion, grant Stock Appreciation Rights to Employees or Directors. Subject to the provisions of the Plan, the Committee or Board in its sole discretion shall determine the terms and conditions of the Stock Appreciation Rights. Such terms and conditions shall be set forth in a written Award Agreement. Each Stock Appreciation Right shall entitle the holder thereof to elect, prior to its cancellation or termination, to exercise such unit or option and receive either cash or shares of Common Stock, or both, as the Committee or Board may determine, in an aggregate amount equal in value to the excess of the Fair Market Value of the Common Stock on the date of such election over the Fair Market Value on the date of grant of the Stock Appreciation Right; except that if an option is amended to include Stock Appreciation Rights, the designated Fair Market Value in the applicable Award Agreement may be the Fair Market Value on the date that the Option was granted. The term of any Stock Appreciation Right granted hereunder shall not exceed ten years. The Committee or Board may provide that a Stock Appreciation Right may only be exercised on one or more specified dates. Stock Appreciation Rights may be granted on a “free-standing” basis or in conjunction with all or a portion of the shares of Common Stock covered by an Option. In addition to any other terms and conditions set forth in the Award Agreement, Stock Appreciation Rights shall be subject to the following terms: (i) Stock Appreciation Rights, unless accelerated in accordance with their terms, may not be exercised within the first year after the date of grant, (ii) the Committee or Board, as the case may be, may, in its sole discretion, disapprove an election to surrender any Stock Appreciation Right for cash in full or partial settlement thereof, provided that such disapproval shall not affect the recipient’s right to surrender the Stock Appreciation Right at a later date for shares of Common Stock or cash, and (iii) no Stock Appreciation Right may be exercised unless the holder thereof is at the time of exercise an Employee or Director and has been continuously since the date the Stock Appreciation Right was granted, except that the Committee or Board may permit the exercise of any Stock Appreciation Right for any period following the recipient’s termination of employment or retirement or resignation from the Board, not in excess of the original term of the Award, on such terms and conditions as it shall deem appropriate and specify in the related Award Agreement.

D.	Performance-Based Other Stock Awards

The payment under any Other Stock Award that the Committee or Board determines shall be a performance-based Award (as defined in Section 162(m) of the Code) (hereinafter “Target Award”) shall be contingent upon the attainment of one or more pre-established performance goals established by the Committee in writing within ninety (90) days after the commencement of the Target Award performance period (or in the case of a newly hired Employee, before 25% of such Employee’s service for such Target Award performance period has lapsed). Such performance goals will be based upon one or more of the following performance-based criteria: (a) earnings per share, net earnings per share or growth in such measures; (b) revenue, net revenue, income, net income or growth in revenue or income (all either before or after taxes); (c) return measures (including, but not limited to, return on assets, capital, investment, equity, revenue or sales); (d) cash flow return on investments which equals net cash flows divided by owners’ equity; (e) controllable earnings (a division’s operating profit, excluding the amortization of goodwill and intangible assets, less a charge for the interest cost for the average working capital investment by the division); (f) operating earnings or net operating earnings; (g) costs or cost control; (h) share price (including, but not limited to, growth measures); (i) total shareholder return (stock price appreciation plus dividends); (j) economic value added; (k) EBITDA; (l) operating margin or growth in operating margin; (m) market share or growth in market share; (n) cash flow, cash flow from operations or growth in such measures; (o) sales revenue or volume or growth in such measures; (p) gross margin or growth in gross margin; (q) productivity; (r) brand contribution; (s) product quality; (t) corporate value measures; (u) goals related to acquisitions, divestitures or customer satisfaction; (v) diversity; (w) index comparisons; (x) debt-to-equity or debt-to-stockholders’ equity ratio; (y) working capital, (z) risk mitigation; (aa) sustainability and environmental impact; or (bb) employee retention. Performance may be measured on an individual, corporate group, business unit, subsidiary, division, department, region, function or consolidated basis and may be measured absolutely or relatively to the Company’s peers. In establishing the performance goals, the Committee may provide that the performance goals will be adjusted to account for the effects of acquisitions, divestitures, extraordinary dividends, stock split-ups, stock dividends or distributions, issuances of any targeted stock, recapitalizations, warrants or rights issuances or combinations, exchanges or reclassifications with respect to any outstanding class or series of Stock, or a corporate transaction, such as any merger of the Company with another corporation, any consolidation of the Company and another corporation into another corporation, any separation of the Company or its business units (including a spinoff or other distribution of stock or property by the Company), any reorganization of the Company (whether or not such reorganization comes within the definition of such term in Code Section 368) or any partial or complete liquidation by the Company, or sale of all or substantially all of the assets of the Company, or other extraordinary items. Unless otherwise specifically provided by the Committee when authorizing an Award, all performance-based criteria, including any adjustments described in the preceding sentence, shall be determined by applying U.S. generally accepted accounting principles, as reflected in the Company’s audited financial statements.

The Committee, in its discretion, may cancel or decrease an earned Target Award, but, except as otherwise permitted by Treasury Regulation Section 1.162-27(e)(2)(iii)(C), may not, under any circumstances, increase such award. Before payments are made under a Target Award, the Committee shall certify in writing that the performance goals justifying the payment under Target Award have been met. In no event will dividends or dividend equivalents be paid with respect to any Award which does not vest and/or meet its performance goals. Therefore, dividends and dividend equivalents shall be paid only on the vested portion of Target Awards for which the applicable performance goals are achieved.

IV. Forfeiture of Awards

A. Unless the Committee, or in the case of a Director, the Board, shall have determined otherwise in an Award Agreement, the recipient of any Award pursuant to the Plan shall forfeit the Award, to the extent not then payable or exercisable, upon the occurrence of any of the following events, subject to compliance with any applicable local laws:

1. The recipient is Terminated for Cause.

2. The recipient voluntarily terminates his or her employment, except as otherwise provided in the Award Agreement.

3. The recipient engages in Competition with the Company or any Affiliate.

4. The recipient engages in any activity or conduct contrary to the best interests of the Company or any Affiliate, including, but not limited to, conduct that breaches the recipient’s duty of loyalty to the Company or an Affiliate or that is materially injurious to the Company or an Affiliate, monetarily or otherwise. Such activity or conduct may include, without limitation: (i) disclosing or misusing any confidential information pertaining to the Company or an Affiliate; (ii) any attempt, directly or indirectly, to induce any Employee of the Company or any Affiliate to be employed or perform services elsewhere, or (iii) any direct or indirect attempt to solicit, or assist another employer in soliciting, the trade of any customer or supplier or prospective customer of the Company or any Affiliate.

B. The Committee or the Board, as the case may be, may include in any Award Agreement any additional or different conditions of forfeiture it may deem appropriate, and may waive any condition of forfeiture stated above or in the Award Agreement.

C. In the event of forfeiture, the recipient shall lose all rights in and to portions of the Award which are not vested or which are not exercisable. Except in the case of Restricted Stock Awards as to which restrictions have not lapsed, this provision, however, shall not be invoked to require any recipient to transfer to the Company any Common Stock already received under an Award.

D. Such determinations as may be necessary for application of this Section, including any grant of authority to others to make determinations under this Section, shall be at the sole discretion of the Committee, or in the case of Awards granted to Directors, of the Board, and such determinations shall be conclusive and binding.

V. Beneficiary Designation; Death of Awardee

A. If permitted by the Committee, an Award recipient may file with the Committee a written designation of a beneficiary or beneficiaries (subject to such limitations as to the classes and number of beneficiaries and contingent beneficiaries as the Committee may from time to time prescribe) to exercise, in the event of the death of the recipient, an Option or Stock Appreciation Right, or to receive, in such event, any Other Stock Awards. The Committee reserves the right to review and approve beneficiary designations and/or require that a particular form be used to be effective with respect to an Award. A recipient may from time to time revoke or change any such designation of beneficiary and any designation of beneficiary under the Plan shall be controlling over any other disposition, testamentary or otherwise. However, if the Committee shall be in doubt as to the right of any such beneficiary to exercise any Option or Stock Appreciation Right, or to receive any Other Stock Award, the Committee may determine to recognize only an exercise by, or right to receive of, the legal representative of the recipient, in which case the Company, the Committee and the members thereof shall not be under any further liability to anyone.

B. Upon the death of an Award recipient, the following rules shall apply:

1. An Option, to the extent exercisable on the date of the recipient’s death, may be exercised at any time within three years after the recipient’s death, but not after the expiration of the term of the Option. The Option may be exercised by the recipient’s designated beneficiary (to the extent there is a beneficiary designation on file which the Committee has allowed) or personal representative or the person or persons entitled thereto by will or in accordance with the laws of descent and distribution, or by the transferee of the Option in accordance with the provisions of Section VI.A.

2. In the case of any Other Stock Award, any shares of Common Stock or cash payable shall be determined as of the date of the recipient’s death, in accordance with the terms of the Award Agreement, and the Company shall issue such shares of Common Stock or pay such cash to the recipient’s designated beneficiary or personal representative or the person or persons entitled thereto by will or in accordance with the laws of descent and distribution.

VI. Other Governing Provisions

A.	Transferability

Except as otherwise provided herein, no Award shall be transferable other than by beneficiary designation, will or the laws of descent and distribution, and any right granted under an Award may be exercised during the lifetime of the holder thereof only by the Award recipient or by his/her guardian or legal representative; provided, however, that an Award recipient may be permitted, in the sole discretion of the Committee, to transfer to a member of such recipient’s immediate family, family trust or family partnership as defined by the Committee or its delegee, an Option granted pursuant to Section II. hereof, other than an Incentive Stock Option, subject to such terms and conditions as the Committee, in their sole discretion, shall determine.

B.	Rights as a Shareholder

A recipient of an Award shall have no rights as a shareholder, with respect to any Awards or shares of Common Stock which may be issued in connection with an Award, until the issuance of a Common Stock certificate for such shares, and no adjustment other than as stated herein shall be made for dividends or other rights for which the record date is prior to the issuance of such Common Stock certificate. In addition, with respect to Restricted Stock Awards, recipients shall have only such rights as a shareholder as may be set forth in the terms of the Award Agreement. Notwithstanding the previous language in this Section VI.B, in no event will dividends or dividend equivalents be paid with respect to any Award which does not vest and/or meet its performance goals. Therefore, dividends and dividend equivalents shall be paid only on the vested portion of Awards on or after the date such Awards, or portion thereof, vest.

C.	General Conditions of Awards

No Employee, Director or other person shall have any rights with respect to the Plan, the shares of Common Stock reserved or in any Award, contingent or otherwise, until an Award Agreement shall have been delivered to the recipient and all of the terms, conditions and provisions of the Plan applicable to such recipient shall have been met.

D.	Reservation of Rights of Company

Neither the establishment of the Plan nor the granting of an Award shall confer upon any Employee any right to continue in the employ of the Company or any Affiliate or interfere in any way with the right of the Company or any Affiliate to terminate such employment at any time, provided in compliance with applicable local laws and individual employment contracts (if any). No Award shall be deemed to be salary or compensation for the purpose of computing benefits under any employee benefit, pension or retirement plans of the Company or any Affiliate, unless the Committee shall determine otherwise, applicable local law provides otherwise or the terms of such plan specifically include such compensation.

E.	Acceleration

The Committee, or, with respect to any Awards granted to Directors, the Board, may, in its sole discretion, accelerate the vesting or date of exercise of any Awards except to the extent such acceleration will result in adverse tax consequences under Code Section 409A.

F.	Effect of Certain Changes

In the event of any extraordinary dividend, stock split-up, stock dividend, spin-off, issuance of targeted stock, recapitalization, warrant or rights issuance, or combination, exchange or reclassification with respect to the Common Stock or any other class or series of common stock of the Company, or consolidation, merger or sale of all, or substantially all, of the assets of the Company, the Committee shall cause equitable adjustments to be made to the shares reserved under Section I.D. of the Plan and the limits on Awards set forth in Section I.E.3. of the Plan, and the Committee or Board shall cause such adjustments to be made to the terms of outstanding Awards to reflect such event and preserve the value of such Awards. Any such adjustments to a Non-Qualified Stock Option or a Stock Appreciation Right shall comply with the requirements of the regulations under Section 409A of the Code. If any such adjustment would result in a fractional share of Common Stock being issued or awarded under this Plan, such fractional share shall be disregarded.

G.	Repricing

Without the prior approval of the Company’s shareholders, the Company will not affect a “repricing” (as defined below) of any Options or Other Stock Awards granted under the terms of the Plan. For purposes of the immediately preceding sentence, a “repricing” shall be deemed to mean any of the following actions or any other action having the same effect: (a) the lowering of the purchase price of an Option or Other Stock Award after it is granted; (b) the cancelling of an Option or Other Stock Award in exchange for another Option or Other Stock Award at a time when the purchase price of the cancelled Option or Other Stock Award exceeds the Fair Market Value of the underlying Stock (unless the cancellation and exchange occurs in connection with a merger, acquisition, spin-off or other similar corporate transaction); (c) the purchase of an Option or Other Stock Award for cash or other consideration at a time when the purchase price of the purchased Option or Other Stock Award exceeds the Fair Market Value of the underlying Stock (unless the purchase occurs in connection with a merger, acquisition, spin-off or other similar corporate action); or (d) an action that is treated as a repricing under generally accepted accounting principles.

H.	Withholding of Taxes

The Company and its Affiliates shall satisfy any federal, state, foreign or local income tax, social insurance contributions, payment on account or other withholding obligations (“Tax Withholdings”) resulting from recipients’ participation in the Plan by any of the following means as determined by the Committee (or Board in the case of Awards granted to Directors), in its discretion: (1) by reducing the number of shares of Common Stock otherwise payable under such Awards to the extent the Awards are settled in shares; (2) by withholding from recipient’s salary, compensation or other payments made to him or her; (3) by requiring recipient to make a cash payment to the Company or one of its Affiliates in advance of receiving shares or cash pursuant to the Award; (4) withholding from the cash settlement to the extent the Award is settled in cash; (5) selling shares of Common Stock on the market either through a cashless exercise transaction or other sale on the market; or (6) any other means set forth in the Award Agreement.

In the event that the number of shares of Common Stock otherwise payable are reduced in satisfaction of tax obligations, such number of shares shall be calculated by reference to the Fair Market Value of the Common Stock on the date that such taxes are determined.

With respect to Corporate Officers, Directors or other recipients subject to Section 16(b) of the Exchange Act, the Committee, or, with respect to Awards granted to Directors, the Board, may impose such other conditions on the recipient’s election as it deems necessary or appropriate in order to exempt such withholding from the penalties set forth in said Section.

I.	No Warranty of Tax Effect

No opinion is expressed nor warranties made as to the tax effects under federal, foreign, state or local laws or regulations of any Award granted under the Plan. Regardless of whether Awards are intended to qualify for favorable tax treatment, the Company does not warrant or represent that such treatment will be available.

J.	Amendment of Plan

Except as otherwise provided in this Section VI.J., the Board may, from time to time, amend, suspend or terminate the Plan in whole or in part, and if terminated, may reinstate any or all of the provisions of the Plan, except that (i) no amendment, suspension or termination may apply to the terms of any outstanding Award (contingent or otherwise) granted prior to the effective date of such amendment, suspension or termination, in a manner which would reasonably be considered to be adverse to the recipient, without the recipient’s consent; (ii) except as provided in Section VI.F., no amendment may be made to increase the number of shares of Common Stock reserved under Section I.D. of the Plan; and (iii) except as provided in Section VI.F., no amendment may be made to increase the limitations set forth in Section 1.E.3. of the Plan.

To the extent a portion of the Plan is subject to Code Section 409A, the Board may terminate the Plan, and distribute all vested accrued benefits, without consent from affected Award recipients, subject to the restrictions set forth in Treasury Regulation §1.409A-3(j)(4). A termination of any portion of the Plan that is subject to Code Section 409A must comply with the provisions of Code Section 409A and the regulations and guidance promulgated thereunder, including, but not limited to, restrictions on the timing of final distributions and the adoption of future deferred compensation arrangements.

K.	Construction of Plan

The place of administration of the Plan shall be in the State of Missouri and the validity, construction, interpretation, administration and effect of the Plan and of its rules and regulations, and rights relating to the Plan, shall be determined solely in accordance with the laws of the State of Missouri, without giving regard to the conflict of laws provisions thereof.

L.	Choice of Law/Venue

The validity, construction and effect of the Plan and any actions taken or relating to the Plan shall be determined in accordance with the laws of the State of Missouri without giving effect to its choice of law provisions. Any legal action against the Plan, the Company, an Affiliate, or the Committee may only be brought in the Circuit Court in St. Louis County and/or the United States District Court in St. Louis, Missouri.

M.	Unfunded Nature of Plan

The Plan, insofar as it provides for cash payments, shall be unfunded, and the Company shall not be required to segregate any assets which may at any time be awarded under the Plan. Any liability of the Company to any person with respect to any Award under the Plan shall be based solely upon any contractual obligations which may be created by the terms of any Award Agreement entered into pursuant to the Plan. No such obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company.

N.	Successors

All obligations of the Company under the Plan, with respect to any Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business and/or assets of the Company.

O.	Compliance with Code Section 409A

To the extent applicable, this Plan and all Awards granted hereunder shall be construed in a manner consistent with the requirements of Code Section 409A.

P.	Clawback and Non-Competition

Notwithstanding any other provisions of this Plan, any Award will be subject to such deductions and clawback as may be required to be made pursuant to any law, government regulation or stock exchange listing requirement, or any policy adopted by the Company. In addition and notwithstanding any other provisions of this Plan, any Award shall be subject to such non-competition provisions under the terms of the Award Agreement or any other agreement or policy adopted by the Company, including, without limitation, any such terms providing for immediate termination and forfeiture of an Award if and when the recipient becomes an employee, agent or principal of an entity engaging in Competition with the Company.

Q.	Sub-Plans

The Committee may from time to time establish sub-plans under the Plan for purposes of satisfying blue sky, securities, tax or other laws of various jurisdictions in which the Company intends to grant Awards. Any sub-plans shall contain such limitations and other terms and conditions as the Committee determines are necessary or desirable. All sub-plans shall be deemed a part of the Plan, but each sub-plan shall apply only to the Participants in the jurisdiction for which the sub-plan was designed.

R.	Non-Uniform Treatment

The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among persons who are eligible to receive, or actually receive, Awards. Without limiting the generality of the foregoing, the Committee shall be entitled to make non-uniform and selective determinations, amendments and adjustments and to enter into non-uniform and selective Award Agreements.

S.	Employees Employed in Foreign Jurisdictions

In order to enable participants who are foreign nationals or employed outside the United States, or both, to receive Awards under the Plan, the Committee may adopt such amendments, administrative policies, sub-plans and the like as are necessary or advisable, in the opinion of the Committee, to effectuate the purposes of the Plan and achieve favorable tax treatment or facilitate compliance under the laws of the applicable foreign jurisdiction without otherwise violating the terms of the Plan. Therefore, to the extent the Committee determines that the restrictions imposed by this Plan preclude the achievement of material purposes of the Awards in jurisdictions outside of the United States, the Committee has the authority and discretion to modify those restrictions as the Committee determines to be necessary or appropriate to conform to applicable requirements or practices of jurisdictions outside of the United States.

T.	Substitute Awards

Awards may be granted under this Plan from time to time in substitution for Awards held by employees of other corporations who are about to become Employees, or whose employer is about to become an Affiliate, as the result of a merger or consolidation of the Company or an Affiliate with another corporation, the acquisition by the Company or an Affiliate of all or substantially all the assets of another corporation or the acquisition by the Company or an Affiliate of at least 50% of the issued and outstanding stock of another corporation. The terms and conditions of the substitute Awards so granted may vary from the terms and conditions set forth in this Plan to such extent as the Board at the time of the grant may deem appropriate to conform, in whole or in part, to the provisions of the Awards in substitution for which they are granted, but with respect to Awards which are Incentive Stock Options, no such variation shall be permitted which affects the status of any such substitute option as an Incentive Stock Option.

Awards may be granted under this Plan in substitution for awards relating to shares of common stock of the Parent or for cash incentive awards and, in either case, outstanding immediately prior to the Spin-Off. The terms and conditions of any substitute Awards so granted may vary from the terms and conditions set forth in this Plan to such extent the Board or the Committee, as applicable, at the time of the grant may deem appropriate to conform, in whole or in part, to the provisions of the awards in substitution for which they are granted. Notwithstanding the foregoing, nothing herein shall require such substitute Awards to be made under this Plan, the terms of any such substitute Awards may vary from Award to Award, and any such substitute Awards may be made with respect to one or more prior awards (in whole or in part) and individuals and need not be made with respect to all prior awards or with respect to all such individuals. The Board or the Committee, as applicable, shall have discretion to select individuals to whom such substitute Awards are to be granted and the applicable terms and number of shares or amount of cash applicable to such Awards. Notwithstanding the foregoing, in no event shall such substitution occur to the extent such substitution would cause a violation of Code Section 409A.

VII. Effective Date and Term

Subject to the completion of the Spin-Off and the approval of the Company shareholders, this Plan shall be effective July 1, 2015 and shall continue in effect until June 30, 2025, when it shall terminate. Upon termination, any balances in the reserve established under Section I.D. shall be cancelled, and no Awards shall be granted under the Plan thereafter. The Plan shall continue in effect, however, insofar as is necessary, to complete all of the Company’s obligations under outstanding Awards or to conclude the administration of the Plan.